Exhibit 10.2

GREEN MOUNTAIN COFFEE ROASTERS, INC.
2014 AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN

Article 1 - Defined Terms

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.  Each capitalized word, term or phrase used in the Plan shall have the meaning set forth in Exhibit A or, if not defined in Exhibit A, the first place that it appears in the Plan.

Article 2 - Purpose.

The Plan is intended to encourage stock ownership by all Eligible Employees of the Company and its Participating Subsidiaries so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage Eligible Employees to remain in the employ of the Company and its Participating Subsidiaries. The plan of which the current Plan is an amendment and restatement was approved by the stockholders of the Company on March 26, 1999.

This Plan includes two components:  a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”).  It is the intention of the Company to have the 423 Component qualify as an “employee stock purchase plan” within the meaning of Code Section 423.  The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Code Section 423.  In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Code Section 423.  Such an option shall be granted pursuant to rules, procedures or sub-plans adopted by the Committee designed by the Committee to achieve tax, employment, securities law or other purposes and objectives for Eligible Employees of Participating Subsidiaries outside the United States and the Company.  Except as otherwise provided herein, the Non-423 Component will be operated and administered in the same manner as the 423 Component.

Article 3 - Administration of the Plan.

(a)                                 Authority of Committee.  The Plan will be administered by the Committee.  The Committee shall have the authority to take the following actions, among others, subject to the terms and conditions of the Plan:

i.                  to designate the Subsidiaries that participate in the Plan;

ii.               to determine the eligibility of any individual to participate in the Plan, including whether an Eligible Employee shall participate in the 423 Component or the Non-423 Component;

iii.            to determine whether and when a Payment Period will occur;

iv.           to determine the number of shares of Common Stock subject to an offering and the number of shares of Common Stock subject to an option to purchase shares of Common Stock to be granted under the Plan to any Participant;

v.              to establish procedures for making payroll deductions or contributions under the Plan;

vi.           to establish the Option Price for a Payment Period;

vii.        to determine the maximum amount permitted to be credited to a Participant’s Account and to suspend or reduce a Participant’s payroll deductions or contributions for any reason that the Committee deems necessary or advisable;

viii.     to determine the terms and conditions of each Offering and Payment Period made hereunder, based on such factors as the Committee shall determine;

ix.           to adopt sub-plans and special provisions applicable to Payment Periods regulated by the laws of jurisdictions outside of the United States, which sub-plans and special provisions may take precedence over other provisions of the Plan;

x.              to modify, amend, adjust or cancel any Offering, Payment Period or option to purchase shares of Common Stock or the terms and conditions of any Offering, Payment Period or option to purchase shares of Common Stock;

xi.           to treat any Participant’s attempt to transfer, pledge or otherwise encumber the Participant’s Account or option to purchase shares of Common Stock as a notice of withdrawal under the Plan;

xii.        to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable from time to time;

xiii.     to interpret the terms and provisions of the Plan;

xiv.    to decide all other matters to be determined in connection with an Offering; and

xv.       to otherwise administer the Plan.

Notwithstanding the foregoing, any action taken by the Committee or its delegates that requires the approval of the Company’s stockholders under applicable law or Applicable Exchange rules shall be valid and effective only if the approval of the Company’s stockholders is obtained as required.

(b)                                 Delegation of Authority.  To the extent permitted by applicable law, the Committee may delegate any of its authority to administer the Plan to any person or persons selected by the Committee, including one or more members of the Committee or one or more officers of the Corporation, and such person or persons shall be deemed to be the Committee with respect to, and to the extent of, its or their authority.  In this regard and to the extent permitted under applicable law, the Committee hereby delegates its power, authority and responsibilities under the Plan to the Company’s Chief Human Resources Officer (or the individual holding equivalent duties and responsibilities).  Any authority granted to the Committee may also be exercised by the full Board.  To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c)                              Procedures.  The Committee may act by a majority of its members then in office and, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange, through any person or persons to whom it has delegated its authority pursuant to Article 3(b).

(d)                                 Discretion of Committee and Binding Effect.  Any determination made by the Board, Committee or an appropriately delegated person or persons with respect to the Plan shall be made in the sole discretion of the Board, Committee or such delegate, unless in contravention of any express term of the Plan, including, without limitation, any determination involving the appropriateness or equitableness of any action.  All decisions made by the Board, Committee or any appropriately delegated person or persons shall be final and binding on all persons, including the Participating Subsidiaries, Employees, Eligible Employees, Participants and beneficiaries.

(e)                                  Limitation of Liability.  No liability whatsoever shall attach to or be incurred by any past, present or future stockholders of the Company, officers or directors of any Participating Subsidiary or any members of the Board, Committee or their delegates under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therefrom, and any and all liabilities of, and any and all rights and claims against, any Participating Subsidiary or any stockholder of the Company, officer, director or Committee member whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to the Plan, are hereby expressly waived and released by every Participant as part of the consideration for the benefits provided under the Plan.

Article 4 - Eligibility.

All Eligible Employees on a given Offering Date shall be eligible to receive an option to purchase shares of Common Stock under the Plan; provided, however, that Employees who are citizens or residents of a specific jurisdiction may be excluded from participation in the Plan or an Offering if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Code Section 423.  Further, in no event may an Eligible Employee be granted an option to purchase shares of Common Stock under the 423 Component of the Plan if such Employee, immediately after the option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any parent corporation or subsidiary corporation, as the terms “parent corporation” and “subsidiary corporation” are defined in Section 424(e) and (f) of the Code.  For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the Eligible Employee may purchase under outstanding options shall be treated as stock owned by the Employee.

Article 5 - Stock Subject to the Plan.

The stock subject to the options under the Plan shall be shares of the Company’s authorized but unissued Common Stock, or shares of Common Stock reacquired by the Company, including shares purchased in the open market.  The maximum number of shares of Common Stock that can be issued under the Plan, subject to any adjustment upon changes in capitalization as provided in Article 13, shall be 9,100,000.  The limitation set forth in this Article may be used to satisfy purchases of shares of Common Stock under either the 423 Component or the Non-423 Component.

Article 6 - Payment Period and Stock Options.

Subject to the limitation set forth in the last paragraph of this Article 6, on each Offering Date, the Company will grant to each Participant in the Plan an option to purchase up to 3,750 shares of Common Stock on the last Trading Day of the Payment Period or, if fewer, the number of shares of Common Stock determined under Article 7 at the Option Price.

No Eligible Employee shall be granted an option under the 423 Component that permits the Eligible Employee’s right to purchase shares of Common Stock under the Plan and under all other Code Section 423(b) employee stock purchase plans of the Company and any parent or subsidiary corporations to accrue at a rate that exceeds US$25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.  If the Participant’s accumulated payroll deductions or contributions on the last day of the Payment Period would otherwise enable the Participant to purchase shares of Common Stock in excess of the Code Section 423(b)(8) limitation described in this paragraph, the excess of the amount of the accumulated payroll deductions or contributions over the aggregate Option Price of the shares of Common Stock actually purchased shall be promptly refunded to the Participant by the Company, without interest (unless otherwise required by law).

Article 7 - Exercise of Option.

On the last Trading Day of a Payment Period, the Account balance of each Participant that is denominated in a currency other than U.S. Dollars shall be converted into U.S. Dollars at a rate of exchange determined by the Committee in its sole discretion.    Subject to the limitations in Article 17, each Eligible Employee who is a Participant on the last Trading Day of a Payment Period shall be deemed to have exercised his or her option to purchase shares of Common Stock on such date and thereby to have purchased from the Company such number of shares of Common Stock reserved for the purpose of the Plan, not in excess of 3,750 shares, as the Participant’s accumulated payroll deductions or contributions will purchase at the Option Price, subject to the Code Section 423(b)(8) limitation described in Article 6 for Participants participating in the Section 423 Component of the Plan.  No amounts may be carried forward to the next Payment Period.

Article 8 - Authorization for Entering the Plan.

An Eligible Employee may elect to participate for a Payment Period by executing and delivering to the Company a payroll deduction / contribution and participation authorization in accordance with procedures prescribed by and in a form acceptable to the Committee.  The Committee may establish a deadline in advance of the commencement of the Payment Period by which any such authorization must be delivered.  Unless a Participant files a new authorization or withdraws from the Plan, the deductions or contributions and purchases under the authorization the participant has on file under the Plan will continue from one Payment Period to succeeding Payment Periods as long as the Plan remains in effect.

Article 9 - Maximum Amount of Payroll Deductions / Contributions.

An Eligible Employee may request payroll deductions in an amount (expressed as a whole percentage) not less than one percent (1%) but not more than ten percent (10%) of the Eligible Employee’s total compensation, including base pay or salary and any overtime, bonuses or commissions.  If applicable law prohibits payroll deductions, the Committee, in its discretion, may permit a Participant to make contributions to the Participant’s Account in another form of contribution acceptable to the Committee, including contributions by direct debit from a Participant’s designated bank account or by check.  The Company or Participating Subsidiary that employs the Participant will accumulate and hold for each Participant’s Account the amounts deducted from his or her pay or contributed through alternate means if payroll deductions are impermissible.  Payroll deductions or contributions shall commence as of the Offering Date and as soon as administratively practicable following the date on which the Eligible Employee completes the enrollment process pursuant to Article 8, subject to any approvals or other requirements under local law.

Notwithstanding the foregoing, the Committee may, in its discretion, suspend or reduce a Participant’s payroll deductions or contributions under the Plan as it deems necessary or advisable.  Except where otherwise required under applicable local law, all Participant contributions may be held in a general account established in the name of the Company or the Participating Subsidiary that employs the applicable Participant.  No interest will be paid on these amounts except as required by local law.

Article 10 - Change in Payroll Deductions / Contributions.

Deductions (or contributions in jurisdictions where payroll deductions are prohibited) may not be increased or decreased during a Payment Period.  However, a Participant may withdraw in full from the Plan.

Article 11 - Withdrawal from the Plan.

A Participant may withdraw from the Plan (in whole but not in part) for a Payment Period at any time prior to the last day of the Payment Period by delivering a withdrawal notice to the Company, in which case the Company will promptly refund the entire balance of the Participant’s deductions or contributions not previously used to purchase shares of Common Stock under the Plan.

Article 12 - Issuance of Stock; Dividend Reinvestment.

Shares of Common Stock purchased upon exercise of an option shall be issued as soon as practicable after the Payment Period.  Shares of Common Stock purchased under the Plan shall be issued only in the name of the Participant.  Unless otherwise determined by the Committee, all shares of Common Stock purchased under the Plan shall be deposited directly into an account established in the name of each Participant with a broker or agent designated by the Committee.

The Company reserves the right to automatically reinvest any or all cash dividends on all shares of Common Stock purchased under the Plan for additional shares of Common Stock.

Article 13 - Adjustments.

In the event of any change in the outstanding shares of Common Stock of the Company by reason of a stock dividend, split-up, recapitalization, merger, consolidation or other reorganization, the aggregate number and class of shares available under the Plan, the number and class of shares under option but not exercised, the Option Price and other Plan terms, including share limits, shall be appropriately adjusted; provided, however, that no such adjustment shall be made unless the Company shall be satisfied that it will not constitute a modification of the options granted under the Plan or otherwise disqualify the 423 Component as an employee stock purchase plan under the provisions of Section 423 of the Code.

Article 14 — Equal Rights and Privileges; No Transfer or Assignment of Employee’s Rights.

All Participants granted options under the 423 Component of the Plan shall have the same rights and privileges.  Each Participant’s rights and privileges under the Plan shall be exercisable only by him or her and shall not be sold, pledged, assigned, or transferred in any manner.

Article 15 - Termination of Employment.

Whenever a Participant ceases to be an Eligible Employee because of retirement, voluntary or involuntary termination, resignation, layoff, discharge, death or for any other reason, his or her option rights under the Plan shall immediately terminate and the Company or Participating Subsidiary shall promptly refund, without interest (except as required by local law), the entire balance of his or her payroll deduction (or contribution) Account under the Plan. Notwithstanding the foregoing, eligible employment shall be treated as continuing intact while a Participant is on an approved leave of absence, or for so long as the Participant’s right to re-employment is guaranteed either by statute or by contract, if longer than the length of the approved leave of absence.

If a Participant’s payroll deductions or contributions are interrupted by any legal process, a withdrawal notice will be considered as having been received from the Participant on the day the interruption occurs.

Article 16 - Termination and Amendments to Plan.

The Plan may be terminated at any time by the Board.  Upon termination of the Plan, the Board may either (i) provide that then-outstanding options be administered in accordance with their terms, or (ii) accelerate the exercise date for then-outstanding options by specifying that the Payment Period in which such action occurs will end on a date earlier than its originally scheduled end date.  If at any time shares of Common Stock reserved for the purpose of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares of Common Stock shall be apportioned among Participants in proportion to the amount of payroll deductions or contributions accumulated on behalf of each Participant that would otherwise be used to purchase shares of Common Stock, and the Plan shall terminate.  Upon such termination or any other termination of the Plan, all payroll deductions or contributions not used to purchase shares of Common Stock will be refunded, without interest (unless otherwise required by law).

The Committee or the Board may from time to time adopt amendments to the Plan provided that, without the approval of the stockholders of the Company, no amendment may (i) materially increase the number of Shares of Common Stock that may be issued under the Plan; (ii) change the class of employees eligible to receive options under the Plan, if such action would be treated as the adoption of a new plan for purposes of Section 423(b) of the Code; or (iii) cause the provisions of Section 16(b) of the Securities Exchange Act of 1934 to become inapplicable to the Plan.

Article 17 - Restrictions on the Exercise of Options.

The Committee, in its sole discretion, may require as a condition to the exercise of options that the underlying shares of Common Stock be registered under the Securities Act of 1933, as amended, and that all other legal requirements necessary under state, federal and applicable foreign law, or in the Committee’s opinion, desirable from the Company’s standpoint, to the exercise of the options be satisfied or waived.

Article 18 - Participating Subsidiaries.

The Committee, or its delegate, shall designate Subsidiaries that will participate in the Plan.  The Committee, or its delegate, shall have the power to make such designation before or after the Plan is approved by the stockholders.

Article 19 - Optionees Not Stockholders.

An Employee shall not have any of the rights and privileges of a shareholder of the Company and shall not receive any dividends in respect to any shares of Common Stock subject to an option hereunder, unless and until such Employee has been issued such shares.

Article 20 - Withholding of Taxes.

All payroll deductions and contributions under the Plan will be made on an after-tax basis.  No later than the date as of which an amount first becomes includible in the Participant’s taxable income for federal, state, local or non-U.S. income or employment or other tax purposes with respect to any option to purchase shares of Common Stock, such Participant shall pay to the Company or Participating Subsidiary, as applicable, or make arrangements satisfactory to the Company or Participating Subsidiary, as applicable, regarding the payment of, any federal, state, local or non-U.S. taxes of any kind required by law to be withheld with respect to such amount.  The obligations of the Company and each Participating Subsidiary under the Plan shall be conditional on such payment or arrangements, and the Company and each Participating Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payments otherwise due to the Participant.  Further, subject to applicable local law, the Company may (i) instruct the administrator/broker to sell such number of shares of Common Stock purchased by a Participant to raise the amount necessary to satisfy applicable withholding requirements or (ii) withhold whole shares of Common Stock that otherwise would have been delivered having an aggregate fair market value equal to the amount necessary to satisfy any withholding obligation.  The Committee may establish such procedures as it deems appropriate for the settlement of withholding obligations.

Article 21 - Conditions for Issuance.

Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver shares of Common Stock under the Plan unless such issuance or delivery complies with all applicable laws, rules and regulations, including the requirements of any Applicable Exchange or similar entity, and the Company has obtained any consent, approval or permit from any federal, state or foreign governmental authority that the Committee determines to be necessary or advisable.

Article 22 - No Special Employment Rights.

The Plan does not, directly or indirectly, create in any Employee any right with respect to continuation of employment by the Company or its Subsidiaries, and it shall not be deemed to interfere in any way with the right of the Company or its Subsidiaries to terminate, or otherwise modify, an Employee’s employment at any time.  Any rights or benefits provided under this Plan shall not be considered part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long service awards, pension, retirement or similar payments.

Article 23 - Offerings Outside the United States.

Notwithstanding anything in the Plan to the contrary, the Committee or its delegate may, in its sole discretion, adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States.  Without limiting the generality of the foregoing, the Committee or its delegate is specifically authorized to adopt rules, procedures and sub-plans of the Plan, which, for purposes of the Non-423 Component, may be outside the scope of Section 423 of the Code, without limitation, to:  (i) amend or vary the terms of the Plan in order to conform such terms with the laws, rules and regulations of each country outside of the United States where a Participating Subsidiary is located; (ii) amend or vary the terms of the Plan in each country where a Participating Subsidiary is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social insurance contributions for Participants or the Participating Subsidiary; or (iii) amend or vary the terms of the Plan in each country outside of the United States where a Participating Subsidiary is located as it considers necessary or desirable to meet the goals and objectives of the Plan.  Each sub-plan established pursuant to this Article 23 shall be reflected in a written supplement to the Plan.  The total number of shares of Common Stock authorized to be issued under the Plan shall include any shares of Common Stock issued under any sub-plan of the Plan.

Article 24 - Governing Law.

The Plan shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof, and shall be construed accordingly.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Account”:   The account established for each Participant under the Plan which will be maintained in the currency used by the Company or Participating Subsidiary, as applicable, to pay the Participant’s compensation and will be converted into U.S. Dollars as provided in Article 7, as applicable, in its general corporate account or in one or more trusts or separate accounts, as determined by the Committee in its discretion in accordance with applicable law, and will not be credited with interest of earnings of any kind, unless otherwise required by applicable law.

“Applicable Exchange”:  The NASDAQ National Market System or such other securities exchange as may be the principal market for the shares of Common Stock at the applicable time.

“Board”:  The Board of Directors of the Company.

“Code”:  The United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder.

“Company”:  Green Mountain Coffee Roasters, Inc., a Delaware corporation.

“Committee”:  The Compensation and Organizational Development Committee of the Board.

“Common Stock”:  Shares of common stock of the Company, par value US$0.10 per share.

“Eligible Employee”:  An individual who (i) is an Employee, and (ii) meets such eligibility criteria as may be determined by the Committee.  An Employee shall first become eligible on the first day of the following month after completing thirty (30) days of employment.  Except as otherwise prohibited under applicable law, “Eligible Employee” shall exclude any Employee whose customary employment is twenty (20) or fewer hours per week.

“Employee”:  Any individual who is classified as an employee by the Company or a Participating Subsidiary on such entity’s payroll records.  An individual who is classified by the Company or a Participating Subsidiary as an independent contractor, leased employee, consultant advisor or member of the Board is not an Employee for purposes of the Plan, even if such individual is determined to be a common law employee of the Company or a Participating Subsidiary.  For purposes of individuals performing services for a Participating Subsidiary outside of the United States, “Employee” shall be determined in accordance with the foregoing provisions except as otherwise may be required under applicable local law.  In addition, for purposes of this Plan, a Participant shall cease to be an Employee either upon an actual termination of employment or upon the Subsidiary employing the Participant ceasing to be a Participating Subsidiary.

“Offering”:  An offer under the Plan of an option to purchase shares of Common Stock under the Plan that may be exercised during an Payment Period as further described in Articles 6 and 7. For purposes of this Plan, the Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Participating Subsidiaries will participate, even if the dates of the applicable Payment Periods of each such Offering are identical.

“Offering Date”:  Unless otherwise determined by the Committee, (i) the last Sunday in September of each year with respect to the Payment Period running from the last Sunday in September of each year and ending on the last Saturday in March of each year and (ii) the last Sunday in March of each year with respect to the Payment Period running from the last Sunday in March of each year and ending on the last Saturday of September of each year.

“Option Price”:  The per share exercise price to be paid by a Participant to purchase a share of Common Stock that is equal to the lesser of (i) 85% of the fair market value of a share of Common Stock on the first Trading Day of the Payment Period and (ii) 85% of the fair market value of a share of Common Stock on the last Trading Day of the Payment Period, in either event rounded up to avoid fractions of a U.S. dollar other than 1/4, 1/2 and 3/4.  Notwithstanding the foregoing, the Committee has the authority to change the Option Price for an Offering prior to the commencement of a Payment Period by any manner or method the Committee determines, pursuant to Article 2, and subject to (i) with respect to the 423 Component, compliance with Code Section 423 (or any successor rule or provision or any other applicable law, regulation or Applicable Exchange rule) or (ii) with respect to the Non-423 Component, pursuant to such manner or method as determined by the Committee to comply with applicable local law.

“Participant”:  An Eligible Employee who has commenced participation in the Plan pursuant to Article 8 and who has not ceased participation in the Plan pursuant to Articles 11 or 15.

“Participating Subsidiary”:  Any present or future subsidiary of the Company, as that term is defined in Section 424(f) of the Code, which is designated from time to time by the Committee, or its delegate, to participate in the Plan under either the 423 Component or Non-423 Component.

“Payment Period”:  Unless otherwise determined by the Committee or its delegate with respect to a particular Offering, jurisdiction, Subsidiary or sub-plan:  A period (i) commencing on the last Sunday in September of each year and ending on the last Saturday in March of each year and (ii) commencing on the last Sunday in March of each year and ending on the last Saturday of September of each year.

“Plan”: The Green Mountain Coffee Roasters, Inc. 2014 Amended and Restated Employee Stock Purchase Plan, as from time to time amended and in effect, and any sub-plan(s) established hereunder to comply with the laws of jurisdictions outside of the United States of America.

“Trading Day”:  A day on which the NASDAQ is open for trading.

“U.S. Dollar” and “US$”:  The lawful currency of the United States of America.